Exhibit 4.2.1

FIRST AMENDMENT TO THE NIELSEN COMPANY 401(k) SAVINGS PLAN

Pursuant to Article XIII of The Nielsen Company 401(k) Savings Plan (the “Plan”), and pursuant to duly authorized Resolutions of The Nielsen Company Administrative Committee, the Plan is hereby amended effective as stipulated below:

1.	Effective March 8, 2010, Section 2.50 is amended by replacing the last paragraph with the following language and shall now read as follows:

“An Employee’s service with an entity listed below prior to its acquisition by the Employer shall be treated as Periods of Service under the Plan:

(a)	Decisions Made Easy, Inc.

(b)	Beverage Data Networks Company, LLC

(c)	Radio & Records, Inc.

(d)	The Modeling Group, LLC

(e)	NetRatings, Inc.

(f)	BuzzMetrics, Inc.

(g)	Telephia, Inc.

(h)	Intermedia Advertising Group

(i)	The Cambridge Group, Inc.

(j)	National Consumer Panel, LLC

(k)	Nielsen Catalina Ventures

(l)	e5 Global Media Holdings, LLC

(m)	@Futures L.L.C., and

(n)	GlanceGuide, Inc.

2.	Effective March 1, 2010, Section 4.01(d) of the Plan is amended in its entirety and shall now read as follows:

“Qualified Employer Profit Sharing Contributions which shall be a discretionary contribution made to a Participant’s Account regardless of whether a Participant made Compensation Reduction Contributions;

3.	Effective March 1, 2010, Section 4.02(d) of the Plan is amended by the addition of another sentence which shall now read as follows:

“Solely for purposes of making a correction under the Employee Plans Compliance Resolution System, the Employer may make a Qualified Employer Profit Sharing Contribution to a Highly Compensated Employee and/or a Non-highly Compensated Employee in an amount necessary to make the requisite correction.”

4.	Effective January 1, 2010, Section 7.02(a) of the Plan is amended by the addition of (viii) which shall now read as follows:

“(viii) A participant in The Cambridge Group, Inc. 401(k) Profit Sharing Plan who performs an Hour of Service after March 18, 2009 will be 100% vested in his Account at all times.”

5.	Effective January 1, 2010, Section 7.02(a) of the Plan is amended by the addition of (ix) which shall now read as follows:

“(ix) A Participant in the Intermedia Advertising Group 1 Profit Sharing Plan and Trust who performs and Hour of Service after May 15, 2008 will be vested in his Employer Matching Contributions, Additional Employer Contributions and Profit Sharing Contributions as follows:

Years of Vesting Service	Non-Forfeitable Percentage
1	0
2	20
3	100”

6.	Effective June 1, 2010, Section 8.02 of the Plan is amended in its entirety and shall now read as follows:

“A Participant or Beneficiary whose Account value is $1,000 or less shall receive a distribution as soon as practicable after the Participant’s termination of employment. The distribution shall be valued as of the Valuation Date on which the Plan’s recordkeeper issues a check for the Participant’s or Beneficiary’s Account balance.

A Participant or Beneficiary whose Account value is greater than $1,000 but is not in excess of $5,000, shall receive a distribution in the form of a direct rollover to an individual retirement plan as designated by the Plan Administrator unless the Participant first elects an immediate lump sum distribution, or elects to have such distribution paid directly to an eligible retirement plan as described in Section 16.10 of the Plan.

A Participant or Beneficiary, subject to Sections 8.04, 8.05 and 8.06, whose Account value is greater than $5,000, shall receive a distribution as soon as practicable after his request for such distribution. The distribution shall be valued as of the Valuation Date as soon as practicable prior to the date on which the Plan’s recordkeeper issues a check for the Participant’s or Beneficiary’s Account balance.

For purposes of determining the $5,000 threshold, the valuation of the Participant’s Rollover Contribution Account shall not be included.”

6.	Effective June 1, 2010, Section 8.05 of the Plan is amended to replace “$1,000” with “$5,000” wherever it appears in this Section.

Executed as of the date indicated below opposite each name, by each Member of The Nielsen Company Administrative Committee.

April 20, 2010	/s/ LINDA BRIGANTI
Date	Linda Briganti

April 22, 2010	/s/ RICHARD FITZGERALD
Date	Richard Fitzgerald

April 19, 2010	/s/ THOMAS KUCINSKI
Date	Tom Kucinski